CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Hartford HLS Series Fund II, Inc. of our report dated February 15, 2023, relating to the financial statements and financial highlights, which appears in the Annual Report of Hartford Small Cap Growth HLS Fund on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 13, 2023